                                                                    Exhibit 11.1


                             EDISON SCHOOLS, INC.
               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE
                (dollars in thousands, except per share amounts)


                                               For the year ended June 30, 1999

Net (loss)                                                 $  (49,433)
                                                           ----------

Common stock outstanding at:
  July 1, 1998                                              3,107,356

Convertible preferred stock outstanding at:
  July 1, 1998*                                            21,724,145


Add:

Series D Convertible Preferred Stock*                       2,865,260

Series F Convertible Preferred Stock*                         134,554

Series G Convertible Preferred Stock*                          27,200
                                                           ----------

Pro forma weighted average number of shares
  outstanding, assuming conversion of
  convertible preferred existing during the
  period                                                   27,858,515
                                                           ==========

Pro forma net loss per share                               $    (1.77)
                                                           ==========





              COMPUTATIONS OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING
                        FROM JULY 1, 1998 TO JUNE 30, 1999

                                                           Common
                                                            Stock            Common
                                    Date                 Equivalents          Stock
No. of Shares Issued               Issued                     %            Equivalents
--------------------               ------                ------------      -----------
                               Common shares
 3,107,356               outstanding @ July 1, 1998          100%            3,107,356

                              Preferred shares
21,724,145               outstanding @ July 1, 1998*         100%           21,724,145

 2,135,676               Series D Preferred - 8/27/98*      84.1%            1,796,104

 1,972,612               Series D Preferred - 12/14/98*     54.2%            1,069,156

 1,978,738               Series F Preferred - 6/5/99*        6.8%              134,554

   400,000               Series G Preferred - 6/5/99*        6.8%               27,200
----------                                                                  ----------
31,318,527                                                                  27,858,515
==========                                                                  ==========

* Under the if-converted method, all issuances of Convertible Preferred Stock are treated as outstanding from the beginning of the period, or, at time of issuance, if later.